EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT made as of the 1st day of April 2017 by and between RidgeWorth Funds (the “Trust”), a Massachusetts business trust, RidgeWorth Capital Management LLC (the “Adviser”), and each investment subadviser listed on Schedule B (“Sub-Adviser”) with respect to the series of the Trust (the “Funds”) set forth on Schedule A.

The Adviser and each Sub-Adviser hereby agree until August 1, 2018 to waive their fees and reimburse expenses, in the proportion set forth in the applicable subadvisory agreement relating to each Fund, to the extent necessary to limit total operating expenses, based on a percentage of the average daily net assets of each share class of each Fund (excluding interest, taxes, brokerage commissions, substitute dividend expenses on securities sold short, extraordinary expenses, estimated indirect expenses attributable to investments in other investment companies, and other expenses not incurred in the ordinary course of business) as set forth on Schedule A.

If at any point before August 1, 2020, it becomes unnecessary for the Adviser and Sub-Adviser to waive fees and/or make reimbursements for a particular Fund, the Adviser and the Sub-Adviser may retain the difference between the total operating expenses of that Fund and the applicable expense limitation set forth on Schedule A to recapture any of their prior waivers and/or reimbursements. Such recapture is limited by the expense cap set forth on Schedule A and the expense cap in place at the time of the waiver of fees and/or reimbursement of expenses, whichever is lower.

This Agreement shall terminate with respect to a Fund, without payment of any penalty, upon notice to the Adviser by the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed as of the day and year first written above.

RIDGEWORTH FUNDS		RIDGEWORTH CAPITAL MANAGEMENT LLC

By:	/s/ Julia R. Short	By:	/s/ John Stebbins
Name:	Julia R. Short	Name: John Stebbins
Title:	President and CEO	Title:	Managing Director and CFO

With respect to each of the Funds listed in Schedule B for which they are the respective Subadviser:

With respect to the Fund listed in Schedule B for which it is the Subadviser:

WCM INVESTMENT MANAGEMENT

By:	/s/ Paul Black
Name:	Paul Black
Title:	Co-CEO

With respect to each of the Funds listed in Schedule B for which they are the respective Subadviser:

EXPENSE LIMITATION AGREEMENT

SCHEDULE A

FUND NAME	SHARE CLASS	EXPENSE LIMITATION

International Equity Fund	T	1.48%

EXPENSE LIMITATION AGREEMENT

SCHEDULE B

LIST OF SUBADVISERS

Fund	SUBADVISER

International Equity Fund	WCM Investment Management